EXHIBIT 99.1

Adaptive Medias, Inc. Rolls Out New User Interface for Media Graph Ad-Tech Platform

IRVINE, Calif., Dec. 1, 2015 (GLOBE NEWSWIRE) -- Adaptive Medias, Inc. (OTCQB:ADTM), a video technology company that supports publishers, content producers and brand advertisers, today announced that it has launched a new user interface for its Media Graph platform. The updated interface provides users with intuitive navigations and steps to create, locate and manage campaigns; simplified analytics; and a faster dashboard that makes it easier to switch between multiple accounts.

The Media Graph platform provides benefits for publishers, producers and advertisers looking for an easy, efficient, centralized solution for content management and delivery; intelligent ad serving; and real-time analytics for campaigns across any screen. The user interface enhancements made to the Media Graph include:

  Universal searches between multiple resources
  Intuitive, streamlined dashboard for even faster campaign and video player setup
  Simplified reporting and billing displays

"Our goal is to continually strive to improve the digital video economy and simplify the way publishers, content creators, and advertisers generate revenue," said John B. Strong, Chairman and CEO of Adaptive Medias, Inc. "Our new user interface is simpler, cleaner and easier to use. We focused a lot of our attention on solving for efficiency so our users can get what they need quickly, and with ease."

To sign up for a free Media Graph account, please visit www.mediagraph.com. For more information about Adaptive Medias, please visit www.adaptivem.com.

ABOUT ADAPTIVE MEDIAS, INC.

Adaptive Medias, Inc. (OTCQB:ADTM) is a leading provider of mobile video delivery and monetization solutions for publishers, content producers and advertisers. The company's comprehensive mobile video technology platform, Media Graph, facilitates the delivery of integrated, engaging video content and impactful ad units across all screens and devices. Adaptive Medias is one of the first companies to offer clients a digital video player built specifically for the mobile world. For more information, please visit www.adaptivem.com. Follow the Company on Twitter @adaptive_m.

SAFE HARBOR STATEMENT

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Adaptive Medias, Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Adaptive Medias' current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Adaptive Medias' actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Adaptive Medias undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

CONTACT: Investor Contact:
         Max Pashman
         mpashman@irpartnersinc.com
         Phone: 818-280-6800